UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2014

Servotronics, Inc.

(Exact name of registrant as specified in its charter.)

Commission File Number: 001-07109

Delaware	16-0837866
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

 1110 Maple Street

Elma, New York 14059-0300

(Address of principal executive offices, including zip code)

(716) 655-5990

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On December 1, 2014, Servotronics, Inc. (the “Company”), entered into a Loan Agreement (the “Loan Agreement”) with Bank of America, N.A. (the “Bank”) The Loan Agreement provides for a $2,620,000 seven-year term loan (the “Term Loan”) and $2,000,000 line of credit (the “Line of Credit”). The Line of Credit is available until June 24, 2015, unless subsequently renewed, and replaces the Company’s existing $2,000,000 line of credit on which there was $1,000,000 outstanding at November 30, 2014. The proceeds from the Term Loan were used to pay off the Industrial Development Revenue Bonds that were issued by a government agency in 1994 to finance the construction of the Company’s headquarters/advanced technology facility and which matured on December 1, 2014.

In addition, the Company’s wholly-owned subsidiary, The Ontario Knife Company (“OKC”) entered into a separate Loan Agreement (the “OKC Loan Agreement”) with the Bank. The OKC Loan Agreement provides for a $2,000,000 seven-year term loan (the “OKC Term Loan”. The proceeds from the OKC Term Loan will be used to purchase equipment and expand/renovate the OKC facility in Franklinville, New York.

Borrowings under the Credit Facilities will bear interest, at the Company’s option, at the Bank’s Prime Rate or LIBOR plus 1.4%. Principal installments are payable on the Term Loan and the OKC Term Loan through December 1, 2021 with a balloon payment at maturity of the Term Loan. The Term Loan and Line of Credit are secured by all of the Company’s equipment, receivables and inventory. The OKC Term Loan is secured by substantially all of OKC’s equipment and is fully and unconditionally guaranteed by the Company.

Financial covenants of the Credit Facilities require the Company to maintain a ratio of total liabilities to tangible net worth not to exceed 1.50:1.00 and a debt service coverage ratio of at least 1.00:1.00. The Credit Facilities include covenants and restrictions that limit the Company’s ability to incur additional indebtedness, merge, consolidate or sell all or substantially all of its assets. These covenants, which are described more fully in the Loan Agreement and OKC Loan Agreement, to which reference is made for a complete statement of the covenants, are subject to certain exceptions.

The Credit Facilities also include customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, if any representations or warranty made by the Company is false or misleading, default under certain other indebtedness, certain insolvency or receivership events affecting the Company or OKC, as applicable, or the occurrence of certain material judgments. The amounts outstanding under the Credit Facilities may be accelerated upon certain events of default.

The above description does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement and OKC Loan Agreement, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

See Item 1.01 above.

Item 9.01     Financial Statements and Exhibits

10.1	Loan Agreement dated as of December 1, 2014 between Servotronics, Inc. and Bank of America, N.A.
10.2	Loan Agreement dated as of December 1, 2014 between The Ontario Knife Company and Bank of America, N.A.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2014

Servotronics, Inc.

By: /s/Cari L. Jaroslawsky, Chief Financial Officer
Cari L. Jaroslawsky
Chief Financial Officer